Exhibit 10.19

AMENDMENT NO. 1 TO
TRANSITION SERVICES AGREEMENT
This AMENDMENT NO. 1 (this “Amendment”), dated as of June 30, 2015, to the Transition Services Agreement dated as of March 24, 2015 (the “TSA”), is by and between Nabors Industries Ltd., a Bermuda exempted company (“Nabors”), and C&J Energy Services Ltd. (formerly known as Nabors Red Lion Limited), a Bermuda exempted company (“C&J”).
WHEREAS, the parties have heretofore entered into the TSA, which provides for the provision of certain Services (as defined in the TSA) to C&J by Nabors; and
WHEREAS, pursuant to Section 2.05 of the TSA, from the Separation Time through the last day of the quarter following the quarter in which the Closing Date occurred (the “Benefits Transition Period”), Navy agreed to permit the Continuing Employees to continue to participate in the Navy Employee Benefits Plans listed on Schedule C to the TSA at the same level of benefits and subject to the same terms and conditions that were applicable to such Continuing Employees immediately prior to the Separation Time; and
WHEREAS, the Benefits Transition Period is currently scheduled to expire on June 30, 2015 pursuant to the terms of the TSA; and
WHEREAS, the parties desire to amend certain provisions of the TSA as set forth herein and Section 10.10 of the TSA provides for the amendment of the TSA from time to time.
NOW, THEREFORE, in consideration of the mutual agreements set forth in the TSA and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Definitions. Terms used herein and not defined shall have the meanings ascribed thereto in the TSA.
2.    Benefits Transition Period.
(a)    Each of Nabors and C&J hereby acknowledges and agrees that, effective as of the date hereof, each of Section 2.05 of the TSA and Schedule C thereto is hereby amended, in all necessary respects, to provide that the Benefits Transition shall be provided by Nabors through, and the Benefits Transition Period shall be extended until, August 31, 2015; provided however, that C&J, in its sole discretion and upon 10 days’ notice to Nabors, may elect to terminate the Benefits Transition Period on July 31, 2015 (either August 31, 2015 or July 31, 2015, as elected by C&J, the “Extension Date”); and provided, further, that this extension of the Benefits Transition Period through the Extension Date shall not apply with respect to the “Flexible Spending Account (Healthcare and Dependent Care FSA)/Bank of America” Navy Benefit Plan.
(b)    Each of Nabors and C&J hereby further acknowledges and agrees that, notwithstanding anything to the contrary in Section 2.02 of the TSA or Schedule A thereto, the duration of any Services that are solely and/or directly related to the Benefits Transition (including any applicable HR Services), other than with respect to the “Flexible Spending Account (Healthcare and Dependent Care FSA)/Bank of America” Navy Benefit Plan, shall expire concurrent with the termination of the Benefits Transition Period on the Extension Date; provided, however, that to the extent any portion of such Services relate, directly or indirectly, to matters and Services other than the Benefits Transition, such Services (or any portion thereof) shall not terminate per this Section 2(b) but shall continue in effect until terminated in accordance with the applicable provisions of the TSA.
1.    Benefits Transition Payments.
(a)    Effective as of the date of the TSA, Section 2.05 of the TSA is amended, in all necessary respects, to provide that, as payment for the Benefits Transition, C&J shall pay Nabors on a monthly basis promptly after receipt of an invoice from Nabors (but in no event later than five (5) days after receipt of such invoice): (i) one hundred and three percent (103%) of the aggregate amount of all premiums (which, for the avoidance of doubt, includes both employer and employee premiums) that are directly attributable to the Continuing Employees in connection with the insurance coverage and benefits provided under the Benefits Transition for the preceding month (such amount described in this clause (i), the “Coverage Amount”) plus (ii) the sum of seventy-seven thousand dollars ($77,000).
(b)    At the end of each fiscal quarter following the termination of the Benefits Transition Period until Nabors’ Benefits Transition obligations for the Transition Period have been fully resolved by Nabors’ insurers (but in no event later than thirty (30) days after each such date), Nabors will provide C&J with reasonably satisfactory documentation substantiating Nabors’ actual cost of claims (inclusive of reasonable claim-related expenses to the extent the amounts paid pursuant to paragraph 3(a) do not already include such expenses, but exclusive of benefits for which the applicable insurers are responsible) incurred as a result of providing the Benefits Transition from the Separation Date through the termination of the Benefits Transition Period on the Extension Date (“Actual Claims”). If the aggregate amount paid by C&J to Nabors pursuant to paragraph 3(a)(i) hereof is more than the Actual Claims substantiated by Nabors, Nabors shall immediately refund to C&J the amount of such overpayment. If the aggregate amount paid by C&J to Nabors pursuant to paragraph 3(a)(i) hereof (net of any refund made in a prior fiscal quarter pursuant to the preceding sentence) is less than the Actual Claims substantiated by Nabors, C&J shall immediately reimburse Nabors for the amount of such underpayment.

(c)    For the avoidance of doubt, in light of paragraph 3(b) hereof and in accordance with the TSA (as amended herein and hereby), Nabors will invoice C&J for an amount equal to: (i) the Coverage Amount for the Benefits Transition from the Separation Time through May 31, 2015, plus (ii) seventy-seven thousand dollars ($77,000), or a pro-rata portion thereof, for each month from the Separation Time through May 31, 2015, and C&J shall promptly pay any outstanding amounts upon receipt of the invoice(s), but in no event later than five (5) days after the receipt of such invoice(s); provided, however, that each of Nabors and C&J hereby acknowledge and agree that, prior to the date hereof, C&J previously paid to Nabors a portion of the Coverage Amount equal to one hundred percent (100%) of the aggregate amount of premiums (both employer and employee premiums) attributable to the Continuing Employees for the Benefits Transition from the Separation Time through April 30, 2015, as previously invoiced by Nabors.
2.    References. Each reference in the TSA to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the TSA shall mean and be a reference to the TSA as amended by this Amendment.
3.    Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the TSA not expressly amended and or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The TSA, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby, except to the extent modified herein.
4.    Counterparts; Effectiveness. This Amendment may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of a party, the other party will re-execute original forms thereof and deliver them to the requesting party. No party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each such party forever waives any such defense.
5.    Other Miscellaneous Terms. The provisions of Sections 10.09 through 10.11 and 10.13 through 10.14 of the TSA shall apply mutatis mutandis to this Amendment, and to the TSA as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

NABORS INDUSTRIES LTD.

By: /s/ Mark Andrews

Name:	Mark Andrews
Title:	Secretary

C&J ENERGY SERVICES LTD.

By: /s/ Brian Patterson

Name:	Brian Patterson
Title:	Secretary

[Signature Page to Amendment No. 1 to Transition Services Agreement]